Exhibit 10.2

BANKRATE, INC.

SHORT-TERM INCENTIVE PLAN

Section 1.	Purpose

The purposes of this Bankrate, Inc. Short-Term Incentive Plan (this “Plan”) are to (a) compensate certain members of senior management of Bankrate, Inc., a Delaware corporation (the “Company”), and its Subsidiaries on an individual basis for significant contributions to the Company and its Subsidiaries, and (b) stimulate the efforts of such members by giving them a direct financial interest in the performance of the Company. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Section 2.

Section 2.	Definitions

“Affiliate” means any Subsidiary or any other corporation, partnership, joint venture, limited liability company, or other entity or enterprise, of which the Company owns or controls, directly or indirectly, 20% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power.

“Award” has the meaning set forth in Section 5.1.

“Board” means the Board of Directors of the Company.

“Cause” means, except as specified otherwise by the Committee at the time of the Award grant, a finding by the Board that the applicable Participant (a) has breached his or her employment or service contract or noncompetition agreement with the Company; (b) has engaged in disloyalty or dishonesty to the Company, including, without limitation, fraud, embezzlement, theft, malfeasance, gross negligence, or misconduct that, in the judgment of the Board, is, or is likely to, lead to material injury to the Company or the business reputation of the Company; (c) has willfully failed to comply with the direction of the Board or failed to follow the policies, procedures, and rules of the Company; (d) has negligently failed to comply with the direction of the Board or failed to follow the policies, procedures, and rules of the Company and such negligent failure was not cured within 30 days of receipt of written notice; (e) has been convicted of, or has entered a plea of guilty or no contest to, a felony or crime involving moral turpitude; or (f) has disclosed trade secrets or confidential information of the Company to Persons not entitled to receive such information. Notwithstanding the foregoing, if a Participant is party to an individual employment agreement that is operative and that defines “Cause,” such definition shall apply for purposes of this Plan.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the committee of the Board designated by the Board to administer this Plan, provided that such committee shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

“Company” has the meaning set forth in Section 1.

“EBITDA” means, for a Performance Period, consolidated net income before net interest expense, consolidated income taxes, and consolidated depreciation and amortization; provided, however, that EBITDA shall exclude any or all “extraordinary items” as determined under U.S. generally acceptable accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements, or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent report filed with the United States Securities and Exchange Commission pursuant to the Exchange Act.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Executive Officer” means each individual who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

“Participant” shall mean, for any particular Performance Period, (a) any Executive Officers, and (b) any officer of the Company or its Subsidiaries who is (or who, in the determination of the Committee, may reasonably be expected to be) a “covered employee” within the meaning of Section 162 (m) of the Code for such Performance Period and who is designated to participate in this Plan by the Committee no later than the earlier of (i) 90 days following the commencement of such Performance Period and (ii) the completion of 25% of such Performance Period.

“Performance Period” means the fiscal year of the Company.

“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Plan” has the meaning set forth in Section 1.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the Company, as applicable, owns or controls, directly or indirectly, a majority of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

Section 3.	Term

Subject to Section 6.1, this Plan shall take effect for the Company’s 2015 fiscal year and shall remain in effect for all future fiscal years of the Company, unless amended or terminated by the Company pursuant to Section 6.2.

Section 4.	Administration and Interpretation

The Committee shall have authority to prescribe, amend, and rescind rules and regulations relating to this Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation, or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of this Plan, shall, to the greatest extent permitted by law, be within its sole and absolute discretion and shall be final, binding, and conclusive for all purposes and upon all Persons and shall be given deference in any proceeding with respect thereto. The Committee may appoint accountants, actuaries, counsel, advisors, and other Persons that it deems necessary or desirable in connection with the administration of this Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Persons who receive, or are eligible to receive, Awards under this Plan, whether or not such Persons are similarly situated. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to this Plan or any Award hereunder.

Section 5.	Awards

5.1. Awards for Participants. For each Performance Period of the Company, each Participant shall be eligible to receive an award payable in cash (an “Award”) in an amount determined by the Committee as provided in this Plan. With respect to each Performance Period, the Chief Executive Officer of the Company shall, subject to Section 5.2, be entitled to receive an Award equal to $5 million if the Company’s EBITDA for such Performance Period is greater than zero. With respect to each Performance Period of the Company, each other Participant shall, subject to Section 5.2, be entitled to receive an Award equal to $2.5 million if the Company’s EBITDA for such Performance Period is greater than zero. Except as otherwise provided in this Plan, a Participant must be employed with the Company on the date on which Awards for a Performance Period are payable generally to receive an Award with respect to such Performance Period.

5.2. Negative Discretion. Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Award to any Participant to any amount, including zero, prior to payment of such Award.

5.3. Certification. As a condition to the right of a Participant to receive an Award, the Committee shall first certify in writing the Company’s EBITDA and that the Award has been determined in accordance with the provisions of this Plan.

5.4. Payment of Awards. Awards for any Performance Period shall be determined as soon as reasonably practicable after such Performance Period and shall be paid to the applicable Participant in cash in a lump sum no later than the 15th day of the third month following such Performance Period.

5.5. Termination of Employment. Unless otherwise determined by the Committee (whether before or after the commencement of an applicable Performance Period, but provided that the Committee shall have no discretion to make a determination pursuant to this clause to the extent that the ability to exercise such discretion would cause the applicable Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), if a

Participant’s employment is terminated for any reason prior to the date on which Awards for a Performance Period are paid, the Participant shall cease being eligible for an Award with respect to such Performance Period.

Section 6.	Miscellaneous

6.1. Effective Date; Stockholder Approval. The effective date of the Plan is January 1, 2015. The Plan shall be submitted to the stockholders of the Company for approval at the 2015 annual meeting and the effectiveness of the Plan is subject to stockholder approval.

6.2. Amendment; Termination. The Committee of the Company may from time to time amend this Plan in any respect or terminate this Plan in whole or in part, provided that such action will not cause an Award to become subject to the deduction limitations contained in Section 162(m) of the Code.

6.3. No Assignment. The rights hereunder, including, without limitation, rights to receive an Award, shall not be pledged, assigned, transferred, encumbered, or hypothecated by an employee of the Company or its Subsidiaries, and during the lifetime of any Participant, any payment of an Award shall be payable only to such Participant.

6.4. No Right to Employment. The designation of an officer as a Participant or grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Nothing in this Plan or any Award agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment at any time and for any reason.

6.5. No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy, or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy, or program. No amount payable in respect of any Award shall be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity, or severance pay laws. Participation in this Plan does not exclude a Participant from participation in any other employee benefit plans, policies, or programs of the Company, including other bonus or incentive plans. Nothing in this Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner that is not expressly authorized under this Plan.

6.6. Withholding. The Company shall have the right and power to deduct from all amounts paid to a Participant (whether under this Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount to satisfy the minimum federal, state, local, or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award under this Plan.

6.7. Right to Offset. Notwithstanding any provisions of this Plan to the contrary, and to the extent permitted by applicable law (including, without limitation, Section 409A of the Code), the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant’s death, to his or her beneficiary or estate) under this Plan against any amounts that such Participant may owe to the Company or any Affiliate.

6.8. Governing Law; Construction. This Plan and any actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware and applicable United States federal law, without regard to the application of the conflicts of laws provisions thereof. Titles and headings to sections are for purposes of reference only, and shall in no way limit, define, or otherwise affect the meaning or interpretation of this Plan.

6.9. Severability. If any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

6.10. Unfunded Plan. It is presently intended that this Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of payments relating to Awards granted pursuant to this Plan. To the extent that any Participant acquires a right to receive payments from the Company in respect to any Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.11. Section 162(m). It is intended that Awards qualify as “performance-based compensation” under Section 162(m) of the Code, and all payments made under this Plan be excluded from the deduction limitations contained in Section 162(m) of the Code. This Plan shall be construed at all times in favor of its meeting the “performance-based compensation” exception contained in Section 162(m) of the Code. Accordingly, the Committee shall have no discretion under this Plan (including, without limitation, with respect to adjustments to EBITDA) if the exercise of such discretion or the ability to exercise such discretion would cause such Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. If any Plan provision is found not to be in compliance with the “performance-based compensation” exception contained in Section 162(m) of the Code, that provision shall be deemed amended so that this Plan does so comply to the extent permitted by law and deemed advisable by the Committee.

6.12. Section 409A. It is intended that this Plan will be exempt from Section 409A of the Code, and this Plan shall be interpreted and construed on a basis consistent with such intent. This Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption from Section 409A of the Code. A Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Person in connection with any distributions to such Person under this Plan (including, without limitation, any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

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